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                                                                     EX-99.B(11)

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Flag Investors International Fund, Inc.

We hereby consent to the use in Post-Effective Amendment No. 16 to Registration No. 33-28479 of our report dated December 6, 1995 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Financial Highlights" and "General Information - Reports" appearing in the Prospectus, which also is a part of such Registration Statement, and under the caption "Independent Auditors" appearing in the Statement of Additional Information.



Deloitte & Touche LLP
Parsippany, New Jersey
February 23, 1996